NORPAC TECHNOLOGIES, INC.
Suite 311, 698 Seymour Street
Vancouver, BC V6B 3K6

BLAINE, WA, November 9, 2006 – Norpac Technologies, Inc. (the “Company”) (OTCBB:NRPT) ("Norpac") announced today that effective November 7, 2006, it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) for a merger with Nextdigital Corp. (“Nextdigital”), a Nevada company engaged in the provision of smart card solutions to the international marketplace. Under the terms of the Merger Agreement, Norpac will merge with Nextdigital and change its name to Nextdigital Corporation.

Under the terms of the Merger Agreement, Norpac will issue one share of Norpac’s common stock in exchange for each outstanding share of common stock of Nextdigital. Nextdigital presently has 21,421,600 shares of common stock outstanding.

Closing of the Merger is subject to certain conditions, including delivery of required financial statements by Nextdigital and completion of due diligence by Norpac and Nextdigital.

ABOUT NEXTDIGITAL:

Nextdigital Corp., a privately held Nevada corporation, was founded in June 2005 to pursue business opportunities in the smart card systems integration field to act as a total systems solutions provider to the international marketplace by integrating leading-edge smart card hardware and software applications into full-function value-add client solutions.

Nextdigital’s business model consists of bundling smart card industry specific components into end-user products that match diverse client requirements. Components will be outsourced from third party suppliers or developed by Nextdigital depending on what is optimal. Most of the software development and client implementation/servicing will be done by Nextdigital.

Nextdigital has developed a unique Membership Card platform utilizing smart card technology which it intends to initially rollout in Panama during the first quarter of 2007.

New $500,000 Offering

Effective November 2, 2006, the directors of Norpac approved the offering on a private placement basis, of up to 2,000,000 shares of common stock of Norpac at a price of $0.25 per share. The offering will be made on a private placement basis in reliance of exemptions from applicable securities laws. There is no assurance that the offering will be completed. The proceeds of the offering will be loaned to Nextdigital to fund its operations and for working capital purposes.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Merger will be completed or the $500,000 private placement described above will be completed. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Norpac Technologies, Inc.

/s/ John P. Thornton

John P. Thornton, President
Telephone: (604) 662-3406